As filed with the Securities and Exchange Commission on February 2, 2022
Registration No. 333-261059

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
DIRECT DIGITAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	7370 (Primary Standard Industrial Classification Code Number)	83-0662116 (I.R.S. Employer Identification Number)
1233 West Loop South, Suite 1170
Houston, TX 77027
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Mark Walker
Chairman and Chief Executive Officer
Keith Smith
President
1233 West Loop Suite 1170
Houston, TX 77027
(832) 402-1051
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Phyllis Young, Esq. Stephen E. Older, Esq. Rakesh Gopalan, Esq. McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, New York 10020 (212) 548-2100	Ben A. Stacke, Esq. Jonathan R. Zimmerman, Esq. Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 (612) 766-7000
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(7)
Units consisting of:	$22,640,625	$2,098.79
(i) Class A common stock, par value $0.001 per share(2)(3)(4)	—	—
(ii) Warrants to purchase Class A common stock, par value $0.001 per share(4)	—	—
Class A common stock, par value $0.001 per share underlying warrants included in the Units(3)(5)	$22,640,625	$2,098.79
Representatives’ unit purchase option:	—	—
(i) Units underlying the Representatives’ unit purchase option(4)(6).
(ii) Class A common stock, par value $0.001 per share, included in the Units underlying Representatives’ unit purchase option and issuable upon exercise of additional Representatives’ unit purchase options issued in connection with over-allotment exercises(3)(4)	$1,358,438	$125.93
(iii) Warrants to purchase share of Class A common stock, par value $0.001 per share, included in the Units underlying Representatives’
unit purchase option and issuable upon exercise of additional Representatives’ unit purchase options issued in connection with over-allotment exercises(4)(6)

(iv) Class A common stock, par value $0.001 per share, issuable upon exercise of warrants included in the Units underlying Representatives’ unit purchase option and issuable upon exercise of additional Representatives’ unit purchase options issued in connection with over-allotment exercises(3)(6)	$1,358,438	$125.93
Total	$47,998,125	$4,449.44

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Includes (i) 328,125 shares of Class A common stock and (ii) warrants to purchase 328,125 shares of Class A common stock that the underwriters have the option to purchase to cover over-allotments, if any.

(3)
In accordance with Rule 416(a), the registrant is also registering an indeterminate number of additional shares of Class A common stock that will be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)
No fee pursuant to Rule 457(i) under the Securities Act.

(5)
The warrants included in the units are exercisable for shares of Class A common stock at a price per share equal to the public offering price of one share of Class A common stock.

(6)
We have agreed to issue to the representatives of the several underwriters an option (the “Representatives’ unit purchase option”) to purchase (i) the number of units equal to five percent (5%) of the units sold in this offering and (ii) the number of shares of Class A common stock and/or warrants equal to five percent (5%) of the securities that may be sold upon exercise of the underwriters’ over-allotment option. The Representatives’ unit purchase option is exercisable at a price per unit equal to 120% of the public offering price (assuming an exercise price of $10.80 per unit based on an initial public offering price of $9.00 per unit (which is the high end of the price range set forth on the cover page of this prospectus.)).

(7)
Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Direct Digital Holdings, Inc. is filing this Amendment No. 4 to its registration statement on Form S-1 (File No. 333-261059) (the "Registration Statement") as an exhibits-only filing. Accordingly, this amendment consists only of the facing note, this explanatory note, Item 16(a) of Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of this Registration Statement is unchanged and has therefore been omitted.

1

Item 16.    Exhibits and Financial Statement Schedules.
(a) Exhibits.    The list of exhibits is set forth below and is incorporated by reference herein.
Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1*	Certificate of Incorporation of Direct Digital Holdings, Inc., as currently in effect.
3.2*	Bylaws of Direct Digital Holdings, Inc., as currently in effect.
3.3*	Form of Amended and Restated Certificate of Incorporation of Direct Digital Holdings, Inc., as in effect upon the consummation of this offering.
3.4*	Form of Bylaws of Direct Digital Holdings, Inc., as in effect upon the consummation of this offering.
4.1*	Specimen Certificate of Class A Common Stock.
4.2*	Form of Unit Purchase Option (included in Exhibit 1.1).
4.3	Form of Warrant Agent Agreement.
4.4	Form of Warrant included in the units offered hereby (included in Exhibit 4.3).
5.1*	Opinion of McGuireWoods LLP.
10.1*	Form of Amended and Restated Limited Liability Company Agreement of Direct Digital Holdings, LLC.
10.2*	Form of Tax Receivable Agreement, to be effective upon the closing of this offering.
10.3+*	Direct Digital Holdings, LLC 2022 Omnibus Incentive Plan.
10.4*	Credit Agreement, dated as of September 30, 2020, by and among Direct Digital Holdings, LLC, Colossus Media, LLC, Huddled Masses LLC, Orange142, LLC, Universal Standards for Digital Marketing, LLC, and East West Bank.
10.5*	Revolving Credit Note, dated as of September 30, 2020, by and among Direct Digital Holdings, LLC, Colossus Media, LLC, Huddled Masses, LLC, Orange142, LLC, and Universal Standards for Digital Marketing, LLC and East West Bank.
10.6*	Preferred Equity Subordination Agreement, entered into as of September 30, 2020, among East West Bank, USDM Holdings, Inc., and Direct Digital Holdings, LLC.
10.7*	Amendment to Credit Agreement, dated as of December 17, 2021, by and among Direct Digital Holdings, LLC, Colossus Media, LLC, Huddled Masses LLC, Orange142, LLC, Universal Standards for Digital Marketing, LLC and East West Bank.
10.8*	Secured Term Promissory Note, with a closing date of September 30, 2020, Direct Digital Holding LLC, Huddled Masses LLC, Colossus Media, LLC, Orange142, LLC and Universal Standards for Digital Marketing, LLC (collectively, the Borrower), jointly and severally promise to pay Silverpeak Credit Opportunities AIV LP (the Lender).
10.9*	Loan and Security Agreement, dated as of September 30, 2020, by and among Direct Digital Holdings, LLC and the other Borrower Entities identified therein, as Borrower, the Several Financial Institutions or Entities from time to time parties thereto, as Lenders and Silverpeak Credit Partners, LP as Agent.
10.10+*	Board Services and Consulting Agreement, made as of September 30, 2020, by and between Direct Digital Holdings, LLC and USDM Holdings, Inc.
10.11+*	Board Services and Consulting Agreement, made as of September 30, 2020, by and between Direct Digital Holdings, LLC and Mark Walker.
10.12+*	Board Services and Consulting Agreement, made as of September 30, 2020, by and between Direct Digital Holdings, LLC and Keith W. Smith.
10.13+*	Executive Employment Agreement, entered into as of March 3, 2021 by and between Direct Digital Holdings, LLC and Anu Pillai.

Exhibit No.	Description
10.14+*	Redemption Agreement, dated as of November 14, 2021, by and between Direct Digital Holdings, LLC and USDM Holdings, Inc.
10.15+*	Form of Executive Employment Agreement.
10.16#*	Term Loan and Security Agreement, dated as of December 3, 2021, by and among Direct Digital Holdings, LLC, as borrower, Orange142, LLC, Huddled Masses LLC, Colossus Media, LLC, and Universal Standards for Digital Marketing, LLC, as guarantors, Lafayette Square Loan Servicing, LLC, as administrative agent, and the various financial institutions signatory to the Term Loan and Security Agreement as lenders.
10.17*	Intercreditor Agreement, dated as of December 3, 2021, by and between Lafayette Square Loan Servicing, LLC and East West Bank.
10.18*	Preferred Equity Subordination Agreement, dated as of December 3, 2021, by and among the Lafayette Square Loan Servicing, LLC, USDM Holdings, Inc., and Direct Digital Holdings, LLC.
21.1*	List of Subsidiaries.
23.1*	Consent of Marcum, LLP as to Direct Digital Holdings, Inc.
23.2*	Consent of Marcum, LLP as to Direct Digital Holdings, LLC (included in Exhibit 23.1).
23.3*	Consent of Baker Tilly US, LLP, as to Orange142, LLC.
23.4*	Consent of McGuireWoods LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included in signature page of Amendment No. 1 of this Registration Statement).

*
Previously filed.

#
Schedules and exhibits have been omitted pursuant to Item 601(b)(10) of Regulation S-K. The Company hereby agrees to furnish supplementary copies of any of the omitted schedules or exhibits upon request by the Commission.

+
Indicates management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 2nd day of February, 2022.
DIRECT DIGITAL HOLDINGS, INC.
By:
/s/ Mark D. Walker

Mark D. Walker, Chairman and Chief Executive Officer
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.
Signature	Title	Date
/s/ Mark D. Walker Mark D. Walker	Chairman, Chief Executive Officer, and Director (Principal Executive Officer)	February 2, 2022
* Susan Echard	Chief Financial Officer (Principal Financial Officer)	February 2, 2022
* Keith Smith	President and Director	February 2, 2022
* Richard Cohen	Director	February 2, 2022
* Antoinette R. Leatherberry	Director	February 2, 2022

* By
/s/ Mark Walker

Name: Mark Walker
Title: Attorney-in-fact